Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-149360 on Form S-3, 333-144498 on Form S-3D, and 333-16253, 333-117930, 333-77149, 333-73054, and 333-129422 on Form S-8 of PG&E Corporation and Registration Statements No. 33-62488 and 333-149361 on Form S-3 of Pacific Gas and Electric Company of our reports dated February 17, 2011, relating to the consolidated financial statements and consolidated financial statement schedules of PG&E Corporation and subsidiaries (the “Company”) and Pacific Gas and Electric Company and subsidiaries (the “Utility”) and the effectiveness of the Company’s and the Utility’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PG&E Corporation and Pacific Gas and Electric Company for the year ended December 31, 2010.

DELOITTE & TOUCHE LLP

February 17, 2011

San Francisco, California